Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS PACIFIC LAND CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

TEXAS PACIFIC LAND CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the name of the corporation is Texas Pacific Land Corporation (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on April 28, 2020 under the name Texas Pacific Land Corporation.

2. That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED:

That Section 4.1(A) of Article IV of the Certificate of the Corporation be amended and restated to read in its entirety as follows:

“(A) The total number of shares of stock that the Corporation shall have authority to issue is 140,610,808 shares of stock, classified as:

(1)                1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”); and

(2)                139,610,808 shares of common stock, par value $0.01 per share (“Common Stock”).

Effective at 5:00 p.m., Eastern Time, on December 22, 2025 (the “Effective Time”), each share of Common Stock issued and outstanding, and each share of Common Stock held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into three fully paid and nonassessable shares of Common Stock, reflecting a 3:1 stock split, with the par value remaining at $0.01 per share.”

3. That thereafter said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL. No meeting or vote of the Corporation’s stockholders was required to adopt the amendment pursuant to Section 242(d)(1) of the DGCL.

4. That the amendment shall become effective at 5:00 p.m., Eastern Time, on December 22, 2025.

IN WITNESS WHEREOF, Texas Pacific Land Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 2nd day of December, 2025.

By:	/s/ Tyler Glover
Name: Tyler Glover
Title: Chief Executive Officer